Exhibit 99.1
First Niagara Closes $380.4 Million Stock Offering
LOCKPORT, N.Y., April 20, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) raised approximately $380.4 million through its previously announced public offering by issuing 31,050,000 shares of common stock, including 4,050,000 shares pursuant to the underwriters’ over-allotment option. The net proceeds of the offering, underwritten through Keefe, Bruyette & Woods, Inc. and Goldman, Sachs & Co., were approximately $360.7 million.
“Our solid overall performance, strong balance sheet and opportunistic strategic position, have earned First Niagara tremendous access to the capital markets, even in these challenging economic times,” First Niagara President and Chief Executive Officer John R. Koelmel said. “This successful offering enables us to continue leveraging our enviable position to make credit and other financial services widely available to current and prospective customers as well as continue to explore other strategic opportunities.”
With this latest offering, First Niagara has raised more than $495 million of capital since the fourth quarter of 2008. Leveraging that with $4.2 billion in deposits that it expects to acquire from National City will enable First Niagara to further fuel loan growth in Upstate New York and Western Pennsylvania.
About First Niagara — First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion at March 31, 2009. First Niagara Bank is a community-oriented savings bank providing financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the Company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009. For more information, visit www.fnfg.com.

Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com